Exhibit 10.11

                    SEPARATION AND NON-COMPETITION AGREEMENT


         THIS SEPARATION AND NON-COMPETITION AGREEMENT is made as of the first day of April, 1997, by and between ENVIRONMENTAL ELEMENTS CORPORATION, a Delaware corporation with principal offices at 3700 Koppers Street, Baltimore, Maryland 21227 (hereinafter referred to as "Company") and F. BRADFORD SMITH, (hereinafter referred to as "Mr. Smith").

                                   Background

1. Mr. Smith has resigned his employment with the Company effective March 31, 1997, and has further resigned from the office of Chairman of the Board of Directors of the Company effective March 10, 1997 and from all other offices of the Company and of its subsidiaries effective March 31, 1997.

2. The Company and Mr. Smith are desirous of reaching an agreement concerning the terms of the separation of Mr. Smith from the Company.

         NOW, THEREFORE, in consideration of the premises and mutual covenants, understandings, and agreements contained in this Agreement and attached Exhibit, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed by and between the parties as follows:

1. The Company and Mr. Smith agree to separation terms regarding severance and other matters in connection with Mr. Smith's resignation in accordance with Exhibit A (attached), which is incorporated as part of this Agreement.

2. (i) For a term expiring on March 31, 1998, Mr. Smith will not engage in, acquire any interest in, become employed by, or provide consulting services to, or otherwise participate in, either directly or indirectly, other than through the ownership of publicly traded stock, any other business in competition with the business of Company. The Company's "business" shall be limited to the businesses that the Company is in at the time of the signing of this Agreement.

                  (ii) Mr. Smith will not disclose to any person or other entity any trade secrets, customer or supplier names, computer programs, cost and pricing data, product development efforts, know-how and show-how, proposal and contract management strategy, and other confidential technical or financial information concerning the business or affairs of the Company, which he has acquired in the course of or as an incident to his employment by the Company.

3. This Agreement and the attached Exhibit constitutes the entire understanding of Company and Mr. Smith with respect to the separation of Mr. Smith from the Company.

                  IN WITNESS WHEREOF, the parties have caused this Separation and Non-Competition Agreement to be executed on the date indicated below, and have heruento set their hand and seals.




ATTEST:                                  ENVIRONMENTAL ELEMENTS
                                         CORPORATION

/s/ John C. Nichols                      By:  /s/ E. H. Verdery
---------------------------------           -----------------------------------
                                            E. H. Verdery
                                            President
WITNESS:


/s/ John C. Nichols                         /s/ F. B. Smith
---------------------------------           -----------------------------------
                                            F. Bradford Smith

        ENVIRONMENTAL
        ELEMENTS
        C O R P O R A T I O N                                 S I N C E  1 9 4 6
        ------------------------------------------------------------------------
        3700 KOPPERS STREET o BALTIMORE, MARYLAND 21227 o TELEPHONE 410-368-6859


E.H. VERDERY
President and
Chief Executive Officer


February 28, 1997


Mr. F. Bradford Smith
Chairman of the Board
Environmental Elements Corporation
3700 Koppers Street
Baltimore, Maryland 21227



Dear Brad:

Based on discussions with the Compensation Committee on February 19, 1997, you have decided to resign as an employee of EEC effective March 31, 1997. This letter sets forth the agreements reached between you and EEC regarding your severance and other matters in connection with your resignation. You and EEC acknowledge that you both intend to be bound by the arrangements set forth below.

In lieu of any other severance arrangements, or company policy or precedent, you and EEC agree as follows:

            o  Your last day as an employee of EEC will be March 31, 1997;

            o Beginning April 1, 1997, you will receive severance pay of one year's salary of $180,000, payable every two weeks at your current rate of pay. With the exception of pension credit, you will receive no other employee benefits after March 31, 1997;

            o You will be credited for pension plan purposes with full time employment for calendar year 1997 and your entire severance pay will be included in the pension plan base;

            o On April 1, 1997 you will be paid for all your accrued but unused vacation for calendar year 1997;

            o EEC will acquire the leased car currently provided to you and will sell it to you for $1 as soon as possible. You will have continued use of the car until that time. All operating expenses will be your responsibility after the sale.

            o An office will made available for your nonexclusive use when you are in Baltimore providing services to EEC and your telephone will continue to be answered and messages taken during the severance period;

            o You will retain the laptop computer and software you currently use and we will maintain your access to the EEC network as long as you require it to provide services to the company as a Director; and

            o Effective April 1, 1997, you will become an Outside Director and will receive compensation set by the Compensation Committee for Outside Directors.



Brad, I believe this covers the substance of the agreement between you and EEC and I would ask that you indicate your acceptance below.



Sincerely,


/s/ E.H. Verdery
----------------
E.H. Verdery



Accepted: /s/ F. Bradford Smith  Date:  3/28/97
          ---------------------         -------
             F.Bradford Smith

cc: Members of the Board of Directors